March 12. 2010

Dear _______:

The purpose of this letter is to inform you that SensiVida Medical Technologies, Inc. (SVMT) has been removed from the OTC Bulletin Board and will now trade on the pink sheets and will have the designation “PK” after its symbol to reflect its new status.   We believe that our existing market makers will continue to make a market in SensiVida common stock and that there will not be an adverse effect on your ability to trade your SensiVida shares. We expect to amend our three recent 10-Qs to have reviewed financial statements and be current in our periodic filings within the next several weeks and intend to file our 10-K at the end of May 2010 in accordance with SEC rules.

SensiVida has recently been informed by FINRA that it will not be allowed to be traded on the OTC Bulletin Board for 12 months.  This change in trading status for SensiVida is standard procedure when any company fails to deliver timely audited financial statements under the SEC’s periodic filing requirements for three quarters.  SensiVida was unable to have its recent 10-Q financial statements reviewed by its independent auditing firm as a result of an inability to raise sufficient funds to pay for the accounting services in light of the very challenging environment for financing.  We expect to continue our proactive investment raising efforts and to raise the funds to allow us to deliver the required reviewed financial statements in the next several weeks.

Operationally, the SensiVida management team remains upbeat and optimistic about our progress towards commercializing our breakthrough minimally invasive allergy testing technology, particularly as we enter into new clinical trials that will provide scientific data to validate our product performance. We will provide a status report to shareholders in the near future on the outcome of this critical product development milestone.

On behalf of the SensiVida Board of Directors, we thank you very much for your patience with the change in SVMT’s trading status. It is a change that we believe was unavoidable in the current economic climate. Thank you also for your support as a valued SensiVida shareholder.

Best regards,

/s/Jose Mir
Jose Mir, CEO
SensiVida Medical Technologies, Inc.